Exhibit (h)(5)

AMENDMENT TO

UNCOMMITTED DEMAND LINE OF CREDIT FACILITY AGREEMENT

This Amendment, dated as of April 4, 2011 (the “Amendment”), amends the Uncommitted Demand Line of Credit Facility Agreement between Citibank, N.A., (“Citibank”), and Mirae Asset Discovery Funds (the “Trust”), dated September 14, 2010 (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Client has requested that Citibank provide an uncommitted demand line of credit facility to five additional Funds listed in section one of this Amendment (each a “Fund Borrower”), or on behalf of each series, portfolio or subtrust of such Fund (each a “Series Borrower and collectively with the Fund Borrowers, the “Borrowers”);

WHEREAS, Citibank has agreed to provide an uncommitted demand line of credit facility to five additional Fund Borrowers, as listed in section one of this Amendment on the terms and conditions set forth below;

NOW THEREFORE, Citibank and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.

Amendment.

The Agreement is hereby amended by the addition of the following Fund Borrowers to the end of such Schedule:

Korea Sector Leader Fund

India Sector Leader Fund

Global Sector Leader Fund

Asia Small/Mid Cap Fund

Chindia Great Consumer Fund

2.

Representations and Warranties.

(a)  The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii)  that the Board has approved this Amendment.

(b)

Citibank represents that it has full power and authority to enter into and perform this Amendment.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITIBANK, N.A. By: /s/ Stephen A. Lawandy Name: Stephen A. Lawandy Title: Vice President	MIRAE ASSET DISCOVERY FUNDS By: /s/ Hun Jun Jang Name: Hun Jun Jang Title: President